Recon Technology, Ltd. Receives Letter from NASDAQ Regarding Failure to Timely File Its First Quarterly Report of FY2012 on Form 10-Q

BEIJING, Nov. 23, 2011 /PRNewswire-Asia/ -- Recon Technology, Ltd. (Nasdaq: RCON) ("Recon" or the "Company"), a Chinese non-state-owned oilfield services provider, today announced that on November 17, 2011, The Nasdaq OMX Group ("Nasdaq") sent the Company a letter (the "Nasdaq Letter") indicating that, as a result of the Company's failure to file its quarterly report on Form 10-Q for the three months ended September 30, 2011, the Company violated Nasdaq Listing Rule 5250(c)(1) (the "Rule").

The November Nasdaq Letter follows a similar letter dated October 17, 2011 from Nasdaq regarding the Company's failure to file its annual report on Form 10-K for the year ended June 30, 2011 (the "October Nasdaq Letter"). In the October Nasdaq Letter, Nasdaq provided the Company 60 calendar days to submit a plan to regain compliance with the Rule. The plan is due no later than December 16, 2011. If Nasdaq accepts the Company's plan of compliance, then Nasdaq can grant up to 180 calendar days (such date, the "Compliance Date") to the Company to regain compliance. Any subsequent periodic filings that are due prior to the Compliance Date would need to be filed no later than such date. The October Nasdaq Letter set the Compliance Date as March 28, 2012. In the November Nasdaq Letter, Nasdaq has clarified that the Compliance date would be April 10, 2012.

Nasdaq Listing Rule 5810(b) requires that the Company promptly disclose receipt of the Nasdaq Letter, which disclosure must include the continued listing criteria that the Company failed to meet. The Company is issuing this press release to satisfy Nasdaq's disclosure requirement.

About Recon Technology, Ltd.

Recon Technology, Ltd. is a non-state-owned oil field service company in China. The company has been providing software, equipment and services designed to increase the efficiency and automation in oil and gas exploration, extraction, production and refinery for Chinese oil and gas fields for more than 10 years. More information may be found at http://www.recon.cn or e-mail: info@recon.cn

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Recon Technology, Ltd.
Tel: +86-10-8494-5799
Email: info@recon.cn